As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHCARE REALTY TRUST INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	62-1507028
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
(Address, Including Zip Code, of Principal
Executive Offices)

HEALTHCARE REALTY TRUST INCORPORATED
2007 EMPLOYEES STOCK INCENTIVE PLAN
(Full title of the plan)

Copy to:

John M. Bryant, Jr., Esq.		Theodore W. Lenz, Esq.
Senior Vice President and General Counsel		Waller Lansden Dortch & Davis, LLP
Healthcare Realty Trust Incorporated		Nashville City Center
3310 West End Avenue, Suite 700		511 Union Street, Suite 2700
Nashville, Tennessee 37203		Nashville, Tennessee 37219-1760

(Name and address of agent for service)

(615) 269-8175
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to	Amount to be	Offering Price	Aggregate Offering	Amount of
be Registered	Registered	Per Share	Price	Registration Fee
Common Stock, par value $.01 per share	2,390,272 (1)	$23.27 (2)	$55,621,630 (2)	$1,708

(1)	In addition to the number of shares of common stock stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an additional indeterminate number of shares that may be offered or issued pursuant to the Healthcare Realty Trust Incorporated 2007 Employees Stock Incentive Plan (the “Incentive Plan”) as a result of one or more adjustments under the Incentive Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h)(1), solely for purposes of calculating the registration fee, on the basis of the average high and low prices of the Company’s Common Stock on August 2, 2007, as reported on the New York Stock Exchange.

PROSPECTUS
______ ___, 2007
2,390,272 Shares
Common Stock
($.01 par value)
     This prospectus may be used by certain affiliated selling shareholders of Healthcare Realty Trust Incorporated (the “Company”) in connection with the resale of up to an aggregate of 2,390,272 shares of common stock, par value $.01 per share (the “Common Stock”), which may be issued to such selling shareholders pursuant to the Company’s 2007 Employees Stock Incentive Plan (the “Incentive Plan”).
     This prospectus may only be used in conjunction with a supplement which contains the names of the selling shareholders and the amount of shares of Common Stock to be reoffered by them.
     The Company will not receive any of the proceeds from the sale of the shares by the selling shareholders. The Company will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling shareholders) in connection with the registration of the shares being offered by the selling shareholders.
     The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “HR.” On _________, 2007, the last reported sale price of the Company’s Common Stock on the NYSE was $______ per share.
     Neither the Securities and Exchange Commission (the “Commission” or “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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WHERE YOU CAN FIND MORE INFORMATION
     Healthcare Realty Trust Incorporated has filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 that registers the sale of the shares. The Registration Statement, including the attached exhibits, contains additional relevant information about the Company and the shares. The rules and regulations of the SEC allow the Company to omit certain information included in the Registration Statement from this prospectus.
     In addition, the Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 001-11852). You may read these reports and other information filed by the Company, without charge, or obtain copies for a fee, from the SEC’s Public Reference Section. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find many of these documents on the SEC’s Web site at http://www.sec.gov.
     You can also inspect reports, proxy statements and other information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
DOCUMENTS INCORPORATED BY REFERENCE
     This prospectus incorporates by reference certain documents filed by the Company with the SEC. The following documents are incorporated by reference into this prospectus:
(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(3)	The Company’s Current Reports on Form 8-K filed since the end of the fiscal year covered by the Company’s Annual Report on Form 10-K referred to in (a) above;

(4)	The Company’s Proxy Statement relating to the Annual Meeting of Shareholders held on May 15, 2007; and

(5)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.
     Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may obtain a copy of any of the documents incorporated by reference which are not presented herein or delivered herewith, without charge, upon request from Rita Hicks Todd, Corporate Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Telephone: (615) 269-8175.

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THE COMPANY
     Healthcare Realty Trust Incorporated is a real estate investment trust incorporated under the laws of the State of Maryland. The principal executive offices of the Company are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and its telephone number is (615) 269-8175.
USE OF PROCEEDS
     The Company will not receive any proceeds from the sale of shares of the Company’s Common Stock by the selling shareholders.
SELLING SHAREHOLDERS
     The issuance of shares of Common Stock pursuant to the Incentive Plan has been registered under the Securities Act by a Registration Statement on Form S-8. This prospectus is to be used in connection with any resales of the Company’s Common Stock acquired pursuant to the Incentive Plan after the date of the Registration Statement by persons who may be considered “affiliates” of the Company within the meaning of the Securities Act. The selling shareholders will be either employees or executive officers of the Company or its subsidiaries who have been or may be granted restricted shares of the Company’s Common Stock under the Incentive Plan.
     At the date of this prospectus, the Company does not know the names of persons who intend to resell shares of Common Stock acquired pursuant to the Incentive Plan. The Company will supplement the prospectus with the names of the selling shareholders and the amount of shares of Common Stock to be reoffered by them as that information becomes known.
     The shares may be offered by the selling shareholders from time to time in transactions through the New York Stock Exchange, in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
LEGAL MATTERS
     The validity of the shares of the Company’s Common Stock offered by this prospectus will be passed upon for the Company by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee.

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EXPERTS
     The financial statements and schedules and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act and the Note to Part I of Form S-8.
II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.
Item 3. Incorporation of Documents By Reference.
     The following documents filed with the SEC (File Number 001-11852) by the Company are incorporated herein by reference as of the dates thereof:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)	The Company’s Current Reports on Form 8-K filed since the end of the fiscal year covered by the Company’s Annual Report on Form 10-K referred to in (a) above;

(d)	The Company’s Proxy Statement relating to the Annual Meeting of Shareholders held on May 15, 2007; and

(e)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.
     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute part hereof except as so modified or superseded.
     You may obtain a copy of any of the documents incorporated by reference which are not presented herein or delivered herewith, without charge, upon request from Rita Hicks Todd, Corporate Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Telephone: (615) 269-8175.

Item 4. Description of Securities.
     See Item 3(d) above.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Articles of Incorporation and Bylaws of the Company provide that the Company shall indemnify and advance expenses to its currently acting and former directors and officers to the fullest extent permitted by the laws of the State of Maryland. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceeding by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, but, if the proceeding is one by, or in the right of the Company, indemnification is not permitted with respect to such proceeding in which the director has been adjudged to be liable to the Company. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.
     Indemnification under the provisions of the Maryland General Corporation Law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Articles of Incorporation, Bylaws, resolution of shareholders or directors, contract or otherwise.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1.	Second Articles of Amendment and Restatement of the Company. (1)

4.2.	Amended and Restated Bylaws of the Company. (2)

5.	Opinion of Waller Lansden Dortch & Davis, LLP.

23.1.	Consent of BDO Seidman, LLP.

23.2.	Consent of Waller Lansden Dortch & Davis, LLP. (3)

24.	Power of Attorney (included on page II-5).

99.	2007 Employees Stock Incentive Plan. (4)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933 and hereby incorporated by reference.

(2)	Filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 1999 and hereby incorporated by reference.

(3)	The consent of Waller Lansden Dortch & Davis, LLP is included in the opinion filed as Exhibit 5 hereto.

(4)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007, and hereby incorporated by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 6, 2007.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ David R. Emery
David R. Emery
Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Emery and Scott W. Holmes, and both or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David R. Emery David R. Emery	Chairman and Chief Executive Officer (Principal Executive Officer)	August 6, 2007
/s/ Scott W. Holmes Scott W. Holmes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2007
/s/ David L. Travis David L. Travis	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 6, 2007
/s/ Errol L. Biggs Errol L. Biggs	Director	August 6, 2007
/s/ Charles Raymond Fernandez, M.D. Charles Raymond Fernandez, M.D.	Director	August 6, 2007
/s/ Batey M. Gresham, Jr. Batey M. Gresham, Jr.	Director	August 6, 2007

/s/ Marliese E. Mooney Marliese E. Mooney	Director	August 6, 2007
/s/ Edwin B. Morris III Edwin B. Morris III	Director	August 6, 2007
/s/ John Knox Singleton John Knox Singleton	Director	August 6, 2007
/s/ Bruce D. Sullivan Bruce D. Sullivan	Director	August 6, 2007
/s/ Dan S. Wilford Dan S. Wilford	Director	August 6, 2007

EXHIBIT INDEX
EXHIBIT

Item 8.	Exhibits.

4.1.	Second Articles of Amendment and Restatement of the Company. (1)

4.2.	Amended and Restated Bylaws of the Company. (2)

5.	Opinion of Waller Lansden Dortch & Davis, LLP.

23.1.	Consent of BDO Seidman, LLP.

23.2.	Consent of Waller Lansden Dortch & Davis, LLP. (3)

24.	Power of Attorney (included on page II-5).

99.	2007 Employees Stock Incentive Plan. (4)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933 and hereby incorporated by reference.

(2)	Filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 1999 and hereby incorporated by reference.

(3)	The consent of Waller Lansden Dortch & Davis, LLP is included in the opinion filed as Exhibit 5 hereto.

(4)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007 and hereby incorporated by reference.